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                                                                     EXHIBIT 5.1

                             Vinson & Elkins L.L.P.
                               1001 Fannin Street
                                   Suite 2300
                              Houston, Texas 77002


March 6, 2002

Oil States International. Inc.
Three Allen Center
333 Clay Street, Suite 3640
Houston, Texas 77002

Ladies and Gentlemen:

         We have acted as counsel to Oil States International, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act") with respect to 3,601,329 shares of the Company's common stock, par value $.01 per share (the "Shares"), which Shares may be issued from time to time pursuant to Rule 415 under the Securities Act upon exchange of exchangeable shares described in the Registration Statement under "Description of Capital Stock - Exchangeable Shares" (the "Exchangeable Shares") by the holders thereof.

         We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and such other instruments as we have deemed necessary or appropriate as a basis for the opinions expressed below. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. As to questions of fact material to this opinion, we have relied, to the extent we deemed such reliance appropriate, without investigation, on the certificates referred to above.

         Based on the foregoing, we are of the opinion that the Shares have been duly authorized and reserved for issuance upon exchange of the Exchangeable Shares and, when issued upon such exchange in accordance with the terms of (1) the Exchangeable Shares, (2) that certain Combination Agreement, dated as of July 31, 2000, by and among the Company and the parties named therein, and (3) that certain Support Agreement, dated February 14, 2001, between the Company and 892489 Alberta Inc., an Alberta corporation, and assuming compliance with the Securities Act, the Shares will be validly issued, fully paid and nonassessable.

         The foregoing opinions are limited in all respects to the Constitution of the State of Delaware and the Delaware General Corporation Law, as interpreted by the courts of the State of Delaware, and we do not express any opinions as to the laws of any other jurisdiction.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and the reference made to us under the caption "Legal Matters" in the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.



                                             Very truly yours,

                                             /s/ VINSON & ELKINS L.L.P.
                                                 ------------------------------
                                                 VINSON & ELKINS L.L.P.